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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


                              JCC Holding Company
-----------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   46611Q403
-----------------------------------------------------------------------------
                               (CUSIP Number)

                                 July 19, 2001
-----------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is Filed:

   [ ] Rule 13d-1(b)

   [ ] Rule 13d-1(c)

   [X] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46611Q403



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Preston Smart

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION   United States


--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER    947,844

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER   0
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER   947,844

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER   0
            WITH


-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  947,844



--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      7.7%


--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN

--------------------------------------------------------------------------------

Item 1.    (a).    Name of Issuer:     JCC Holding Company

           (b).    Address of Issuer's Principal Executive Offices:
                   One Canal Place, 365 Canal Street, Ste. 900
                   New Orleans, Louisiana 70130

Item 2.    (a).    Name of Person Filing:  Preston Smart


           (b).    Address of Principal Business Office or, if none, Residence:
                   One Canal Place, 365 Canal Street, Ste. 900
                   New Orleans, LA 70130

           (c).    Citizenship
                   United States

           (d).    Title of Class of Securities:
                   Common Stock

           (e).    CUSIP Number:
                   46611Q403


Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a : Not applicable.

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.            Ownership.

           (a).    Amount Beneficially Owned:  947,844

           (b).    Percent of Class: 7.7%

           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote  947,844.

                   (ii)     Shared power to vote or to direct the vote  0.

                   (iii) Sole power to dispose or to direct the disposition of 947,844.

                   (iv) Shared power to dispose or to direct the disposition of 0 .

Item 5.      Ownership of Five Percent or Less of a Class: Not applicable

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable

Item 8.      Identification and Classification of Members of the Group:

             Not applicable

Item 9.      Notice of Dissolution of Group:

             Not applicable

Item 10.     Certification:

             Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                2-8-02
                                               ------------------------
                                               Date

                                               /s/ PRESTON SMART
                                               ------------------------
                                               Signature

                                               Preston Smart
                                               ------------------------
                                               Name/Title